Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-132201

Dated October 18, 2007


Securities Offered:
Floating Rate Medium Term Notes, Series B

Issuer:
Toyota Motor Credit Corporation

Pricing Date:

October 18, 2007
Interest Accrual Date:

October 23, 2007
Settlement Date (T+3):
October 23, 2007

Maturity Date:

January 23, 2009
Ratings:

Aaa/AAA
Cusip:

89233PM29

Bond Transaction Details


Principal Amount
(in Specified Currency):

$46,000,000. TMCC may increase the Principal Amount prior to the Settlement Date but is not required to do so.
Floating Rate Index:

3 Month LIBOR
Index Source:
Telerate page 3750

Floating Rate Spread:
Minus 6 basis points
Reoffer Price:

100.000%
Gross Underwriting Spread:

0.010%
All-in Price to Issuer:

99.990%

Net Proceeds:

$45,995,400
Interest Reset:

January 23, 2008, April 23, 2008, July 23, 2008
and October 23, 2008










Interest Pay Frequency:

Quarterly
First Payment Date:

January 23, 2008
Interest Payment Dates:

January 23, 2008, April 23, 2008, July 23, 2008,
October 23, 2008 and January 23, 2009

Day Count:

Actual / 360

Business Day Convention:
Modified, following

Business Days:
London and New York

Calculation Agent:
Deutsche Bank Trust Companies Americas
Determination Date:
Second London Banking Day preceding each Interest
Reset Date

Law:
New York

Minimum Denominations:

$1,000 and $1,000 increments thereafter
Agent:
Wachovia Capital Markets, LLC

DTC Number:
250



The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-289-1262.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.